UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 25, 2007

SOLAR POWER, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	000-50142 (Commission File Number)	20- 4956638 (I.R.S. Employer Identification No.)

4080 Cavitt Stallman Road, Suite 100
Granite Bay, Californian 95746
(Address and telephone number of principal executive offices) (Zip Code)

(916)  746-0900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4-Matters Related to Accountants and Financial Statements

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Solar Power, Inc., a California corporation (the “Company”), previously filed a Form 8-K on July 25, 2007 to announce that it will restate its historical financial statements for the year ended December 31, 2006 and for the quarter ended September 30, 2006 in response to comments received from the Securities and Exchange Commission (SEC) regarding the Company’s Pre-Effective Amendment No. 5 to Registration Statement on Form SB-2 filed on June 27, 2007.  The Company is filing this Amendment No. 1 to its Form 8-K to provide additional disclosure regarding the reliability of previously filed financial statements.  A summary of the nature and impact of the restatements follows:

Financial Statements for the Year Ended December 31, 2006

The Company has determined that it had overstated the purchase price for its acquisition of Dale Renewables Consulting, Inc. (DRCI) by $331,192.  The overstatement resulted from operating expenses of DRCI incurred by it from June 1, 2006 to November 15, 2006 (during which it operated under the control of the Company in accordance with a management agreement) and paid on its behalf by a third party controlled by the sellers.  Under the terms of the management agreement, the Company was obligated to pay for these expenses.  The Company reimbursed the sellers for these expenses in conjunction with the completion of the acquisition of DRCI and included the balance of $331,192 in its determination of purchase price.

Upon further consideration, and determining that the reimbursement of the $331,192 was not contingent upon the close of the DRCI acquisition, the Company determined that it overstated the purchase price of DRCI by this amount.  As the Company had recorded a prepaid asset for $331,192 in conjunction with the original allocation of purchase to the estimated fair values of the assets and liabilities acquired, and as this asset was fully amortized prior to December 31, 2006, there was no effect on the Company’s consolidated balance sheet or consolidated statement of operations as of and for the year then ended.

However, the error did result in classification errors within the Company’s consolidated statement of cash flows for the year ended December 31, 2006.  Cash used in investing activities was overstated and cash used in operating activities was understated by $331,192.

Additionally, the Company had originally determined that the cash received from its reverse merger with Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.) in the amount of $14,997,932 should be classified as proceeds from financing activities based upon its interpretation of Statement of Financial Accounting Standards No. 95, Statement of Cash Flows, and the nature of the assets acquired by it.  Upon further consideration, the Company has determined that such proceeds are more properly classified as proceeds from investing activities and accordingly has reclassified the proceeds of $14,997,932.

On July 20, 2007 after discussions with Macias Gini & O’Connell LLP, the Company’s independent public accountant and SEC staff, management and the Company’s audit committee concluded that (i) the Company’s financial statements for the year ended December 31, 2006 should no longer be relied upon as a result of the matters noted above, and (ii) it was necessary to restate its historical financial statements for the year ended December 31, 2006 to increase net cash used in operating activities by $331,192, decrease net cash used in investing activities by $331,192 and reclassify cash received in the amount of $14,997,932 from the merger with Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.) as an investing activity.

Interim Financial Information for the Three and Nine Months Ended September 30, 2006

The Company incorrectly expensed $77,538 of costs incurred in conjunction with the private placement closing on September 19, 2006 and October 4, 2006 that should have been capitalized.  As a result,  the Company’s condensed statements of operations for the three and nine months ended September 30, 2006 overstated general and administrative expense by $77,538 and overstated loss from continuing operations and net loss by an equal amount. This adjustment also decreased the loss per share by $0.2 for the three months ended September 30, 2006 and $.05 for the nine months ended September 30, 2006.  Additionally, the Company’s condensed statements of cash flows for the three and nine months ended September 30, 2006 overstated net cash used in operating activities by $77,538 and understated cash used in financing activities by an equal amount.

On July 20, 2007, after discussions with Macias Gini & O’Connell LLP, the Company’s current independent registered public accounting firm, Hansen, Barnett & Maxwell, P.C., the Company’s independent registered public accounting firm at the time of the original filing of the Form 10-QSB, and SEC staff, management and the audit committee concluded that (i) the Company’s financial statements for the quarter ended September 30, 2006 should no longer be relied upon, and (ii) the Company must restate its historical financial statements for the three and nine months ended September 30, 2006 to decrease reported operating expenses by $77,538 and decrease loss from continuing operations and net loss by an equal amount on its condensed statements of operations, decrease net loss and net cash used in operating activities by $77,538 and decrease proceeds from issuance of common stock, net of offering costs paid and net cash provided by financing activities by an equal amount on its condensed statements of cash flows and decrease additional paid in capital by $77,538 and decrease accumulated deficit by an equal amount on its balance sheet.

Accordingly, the financial statements and all earnings press releases and similar communications issued by the Company relating to those periods should not be relied upon pending completion of the restatements. The Company plans to complete restatement of its financial statements prior to issuance of its next quarterly report for the period ended June 30, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation

Dated: August 7, 2007	_/s/ Alan M. Lefko_________________________
Alan M. Lefko
Vice President of Finance and Secretary